Exhibit 10.38
Executive Officer Compensation
On January 25, 2007, the Compensation Committee of the Board of Directors (the “Board”) of Winston Hotels, Inc. (the “Company”) approved, and on January 25, 2007, the Board ratified, 2006 performance bonuses, new annual salaries for 2007, bonus ranges for 2007 and awards of restricted common stock to each of the Company’s executive officers. These grants and awards are summarized in the following table (amounts not in thousands for purpose of this Exhibit 10.38):

	2006	2007
	Cash	Annual	2007	2007 Restricted
	Bonus	Salary	Bonus Range	Shares Award (#) (1)
Robert W. Winston, III
Chief Executive Officer	$600,000	$446,500	$0–446,500	75,055

Joseph V. Green
President and Chief Financial Officer	$367,500	$386,000	$0–386,000	53,807

Kenneth R. Crockett
Executive Vice President and Chief Development Officer	$325,500	$341,750	$0–341,750	47,657

Brent V. West
Vice President and Chief Accounting Officer	$100,000	$210,000	$0–210,000	16,471

James P. Frey
Vice President	$85,000	$170,100	$0–170,100	11,753

(1)	Assuming continued employment by the executives, these restricted stock awards vest 20% immediately and 20% on each of January 1, 2008, 2009, 2010 and 2011. If we complete the Merger, the unvested shares will vest in full on the effective date of the Merger.
Bonus amounts will be determined by the Compensation Committee of the Board at the beginning of the 2008 fiscal year. The Compensation Committee set goals upon which 2007 bonuses for Robert W. Winston, III, Joseph V. Green and Kenneth R. Crockett will be based. Any 2007 bonuses paid to these executive officers will be based primarily on the attainment of certain individual and Company goals. Approximately 75% of the 2007 bonus awards will be based upon the attainment of certain Company goals, which generally will be based on the following performance criteria: the ranking of the Company’s total return to shareholders, as compared to a peer group of hotel REITs, the Company’s actual funds from operations (FFO) for the year ending December 31, 2007 as a percentage of the Company’s FFO guidance targets for the year ending December 31, 2007, and certain acquisition, disposition, lending and general corporate goals. Approximately 25% of the potential bonus awards will be based upon attainment of individual goals, as determined by the Compensation Committee.
Director Compensation
The Board also set compensation for the Company’s outside directors. Directors who are not employees of the Company receive a fee of $1,500 for each Board meeting and $500 for each committee meeting attended in person. For telephonic meetings of the Board or its committees that are more than 30 minutes in length, directors will typically receive a fee of approximately $500 for their participation. The Company also reimburses all directors for their out-of-pocket expenses in connection with their service on the Board. Each director received a grant of 8,500 shares of restricted stock in August 2004. These restricted stock awards vested 20% immediately, 20% on the day of the Company’s annual meeting of shareholders in each of 2005 and 2006 and will vest 20% on the date of the Company’s annual meeting in each of 2007 and 2008 assuming the director remains a director of the Company on those dates. If we complete the Merger, the unvested shares will vest in full on the effective date of the Merger.

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